Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Charles A. Rowland, Jr.
Vice President, Chief Financial Officer
Phone (610) 321-6223

Robert A. Doody, Jr.
Director, Investor Relations
Phone (610) 321-6290

Michelle Larkin (media)
Manager, PR & Advocacy
Phone (610) 304-5842

VIROPHARMA Incorporated Reports Third Quarter 2013 Financial Results

- Cinryze® (C1 Esterase Inhibitor [Human]) North American Net Sales Guidance Raised to $395 to $405 Million -

EXTON, PA, October 31, 2013 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the third quarter ended September 30, 2013.  Net sales were $113 million for the third quarter ended September 30, 2013, as compared to $91 million in the same three months of 2012.  The increase was primarily driven by growth in U.S. Cinryze sales. Cinryze U.S. sales of $102 million during the quarter reflect true patient demand as channel inventory levels remain unchanged from the prior quarter.

“The third quarter of 2013 represented another extremely strong period of growth and positive momentum across our entire organization,” stated Vincent Milano, ViroPharma’s chief executive officer. “We continue to generate strong growth in our commercial business, notably led by the acceleration of Cinryze demand here in the United States.  Our pipeline also continues to advance, establishing a number of important data points over the next several months.”

Our GAAP net income was $4 million in the third quarter of 2013 compared to GAAP net loss of $5 million in the third quarter of 2012. For the nine months ended September 30, 2013, GAAP net loss was $59 million compared to $10 million of GAAP net income during the first nine months in 2012.  As a reminder, the GAAP net loss for the nine month period of 2013 was primarily driven by the $104 million impairment charge related to the Vancocin intangible asset.

Non-GAAP adjusted net income for the three and nine months ended September 30, 2013 was $16 million and $38 million, respectively, compared to $7 million and $44 million for the same periods in 2012.  A reconciliation between GAAP and non-GAAP adjusted measures is provided in the Selected Financial Information — Non-GAAP Financial Measures Reconciliation table included with this release.

Operating Highlights

Our U.S. net sales of Cinryze during the three and nine months ended September 30, 2013 increased to $102 million and $290 million, from sales of $84 million and $226 million, respectively, during the same periods in the prior year due to demand growth.

Cost of sales increased for the three and nine months ended September 30, 2013 primarily due to the effect of continuing growth of Cinryze.

Research and development costs increased in the third quarter of 2013 compared to the same period in 2012 due to advancement of our numerous pipeline development programs. Selling, general and administrative expenses in the three and nine months ended September 30, 2013 were relatively flat compared to the same periods of 2012.

For the nine months ended September 30, 2013, we recorded a $36 million tax benefit, compared to an $11 million tax expense in the prior year’s period.

Working Capital Highlights

At September 30, 2013, our working capital was $403 million which included cash, cash equivalents and short term investments of $275 million.

Financial Highlights ($ in millions, except per share data)

	Q3 2013	Q3 2012	Percent Change
Total net product sales	$113.1	$91.0	+24%
Cinryze U.S. net product sales	102.2	83.7	+22%
EU net product sales	10.2	3.6	+183%
GAAP net income (loss)	4.2	(4.6)
Non-GAAP adjusted net income	16.2	7.5
GAAP diluted net income (loss) per share	0.06	(0.07)
Non-GAAP adjusted diluted EPS	0.20	0.10

Non-GAAP Disclosures

The Company is reporting both GAAP net income (loss) and non-GAAP adjusted results for the three and nine months ended September 30, 2013 and 2012. Non-GAAP adjusted net income is GAAP net income (loss) excluding (1) non-cash interest expense, (2) amortization related to intangible assets acquired, (3) share-based compensation expense, (4) changes in contingent consideration, (5) option amortization and (6) certain non-recurring events, including impairment losses. Non-GAAP adjusted diluted net income per share reflects the Non-GAAP adjusted net income, after the incremental effect of applying the “if converted” method of accounting to the senior convertible notes, and the diluted shares used in determining our GAAP diluted net income  (loss) per share. A reconciliation between GAAP and non-GAAP adjusted measures is provided in the Selected Financial Information — Non-GAAP Financial Measures Reconciliation table included with this release. The Company believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These historical non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. Generally Accepted Accounting Principles.

Research and Development Programs

ViroPharma is investing in research and development programs to ensure growth for the future.  The current pipeline includes programs in various stages of clinical and pre-clinical development focused on rare diseases and serious unmet medical needs.

•                  Subcutaneous administration of Cinryze — We are advancing a low-volume formulation of subcutaneous Cinryze into a Phase 1 tolerability study in healthy subjects.  We intend to hold an end of phase 2 meeting with the FDA in the first quarter of 2014 with the target of initiating a phase 3 registration study of our subcutaneous Cinryze formulation in mid-2014.

•                  New uses for C1 INH - We are investigating potential new uses for our C1 esterase inhibitor product with a goal of pursuing additional indications in patient populations with other C1 INH mediated diseases.  Studies in Neuromyelitis Optica (NMO) and Antibody-Mediated Rejection (AMR) post renal transplantation have been completed.  We expect to share more about these data and our plans at the 2014 JP Morgan Healthcare Conference in January. Our ex-VIVO study evaluating the effect of C1-INH in Refractory Paroxysmal Nocturnal Hemoglobinuria has been accepted as an oral presentation at the 2013 American Society of Hematology (ASH) annual meeting in December of this year.

•                  Maribavir for cytomegalovirus — We are currently enrolling patients into a Phase 2 program to evaluate maribavir for the treatment of CMV infections in transplant recipients.  The program consists of two independent Phase 2 clinical studies that include subjects who have asymptomatic CMV in one trial, and those who have failed therapy with other anti-CMV agents in another trial.  Interim data from these studies was presented in June of

2013.  Enrollment into both studies continues to accelerate and we expect to complete enrollment in both studies in the first half of 2014.

•                  VP-20629 for Friedreich’s Ataxia (FA) — We initiated a single and multiple oral dose safety and tolerability study in patients in 2013. The company anticipates completion of enrollment in the first half of 2014.

•                  Oral Budesonide for eosinophilic esophagitis (EOE) — We currently have an exclusive option agreement to acquire Meritage Pharma, Incorporated pending data outcomes from a Phase 2 study and concurrence with the U.S. FDA on an acceptable clinical endpoint for the Phase 3 program.  The Phase 2 study is currently enrolling with data expected in 2014.

2013 Guidance

ViroPharma is providing guidance for the year 2013 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2013, ViroPharma is updating the following:

•                  Worldwide net product sales are expected to be $445 to $465 million;

•                  Net North American Cinryze sales are expected to be $395 to $405 million; and

•                  Research and development (R&D) and selling, general and administrative (SG&A) expenses are expected to be $240 to $260 million.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and all other operational results of the first quarter and discuss developments in the subcutaneous Cinryze clinical development program on October 31, 2013 at 9:00 a.m. Eastern. To participate in the conference call, please dial (800) 874-4559 (domestic) and (302) 607-2019 (international).  After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com.  Windows Media or Real Player will be needed to access the webcast.  An audio archive will be available at the same address until November 15, 2013.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options. ViroPharma is developing a portfolio of therapeutics for rare and Orphan diseases including C1 esterase inhibitor deficiency, cytomegalovirus (CMV), Friedreich’s Ataxia, eosinophilic esophagitis (EoE) and adrenal insufficiency. Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals we serve. ViroPharma’s commercial products address diseases including hereditary angioedema (HAE), seizures in children and adolescents, adrenal insufficiency and C. difficile-associated diarrhea (CDAD). For full U.S. prescribing information on our products, please download the package inserts at http://www.viropharma.com/Products.aspx; the prescribing information for other countries can be found at www.viropharma.com.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our financial guidance for 2013, the rate of future growth, the rate at which we are able to identify new Cinryze patients in the United States, our ability to continue to successfully commercialize our products in the United States and Europe, and our ability to conduct additional studies in the timeframes we anticipate.

Our actual results may vary depending on a variety of factors, including:

•        our ability to identify patients, the size of the market, future growth potential and market share for our commercial products in the territories in which they are marketed;

•        the availability of sufficient third party payer reimbursement for each of our products in the United States and Europe;

•        fluctuations in wholesaler order patterns and inventory levels;

•        competition from the approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Cinryze, Vancocin, Buccolam and Plenadren;

•        changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Vancocin, Cinryze, Buccolam and Plenadren;

•        manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Cinryze and our other products in order to meet demand for each product;

•        our ability to receive regulatory approval for the use of Cinryze for additional indications and routes of administration and in additional territories in the timeframes we anticipate or at all;

•        the impact of healthcare reform legislation;

•        actions by the FDA and EMA or other government regulatory agencies;

•        the timing and results of anticipated events in our clinical development programs including studies with Cinryze subcutaneous formulation, and maribavir for treatment of CMV infections in transplant recipients; and,

•        the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that we will conduct additional studies or that we will be successful in gaining regulatory approval of Cinryze for additional indications, routes of administration or in additional territories.  The entry of competing generic products following FDA approval in April 2012 has and will continue to significantly affect our sales of Vancocin and our financial performance.  Biologics such as Cinryze require processing steps that are more difficult than those required for most chemical pharmaceuticals, and as a result, Sanquin, our manufacturer of Cinryze has received observations on Form 483 and a warning letter which require us to continue to meet commitments made to the FDA related to various manufacturing issues. In the event Sanquin fails to meet these commitments, the FDA may take actions that limit our ability to manufacture Cinryze. In the event Sanquin is not able to manufacture the anticipated volume of product at the industrial scale as a result of either FDA requirements, batch failures, variability in batch yields, required maintenance, as a result of the warning letter or other causes, we may not be able to satisfy patient demand or build safety stock. Our inability to obtain adequate product supplies to satisfy our patient demand may create opportunities for our competitors and we will suffer a loss of potential future revenues. These factors, and other factors, including, but not limited to those described in ViroPharma’s Annual report on Form 10-K for the year ended December 31, 2012 and our subsequent Quarterly Reports on Form 10-Q for the periods ended March 31, 2013 and June 30, 2013 and our Current Report on Form 8-K dated August 29, 2013, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
Consolidated Statements of Operations:	September 30,		September 30,
(in thousands, except per share data)	2013	2012	2013	2012

Revenue:
Net product sales	$113,062	$91,004	$323,922	$321,444

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	27,479	21,552	85,496	81,719
Research and development	18,092	16,547	52,453	48,567
Selling, general and administrative	45,499	44,293	134,457	123,337
Intangible amortization	7,689	8,830	24,271	26,444
Impairment loss	—	—	104,245	—
Other operating expenses	3,605	3,955	6,372	6,010
Total costs and expenses	102,364	95,177	407,294	286,077
Operating income (loss)	10,698	(4,173)	(83,372)	35,367

Other Income (Expense):
Interest income	154	128	472	406
Interest expense	(3,698)	(3,529)	(10,989)	(10,494)
Other income (expense), net	3,530	(1,213)	(1,116)	(4,762)
Income (loss) before income tax expense (benefit)	10,684	(8,787)	(95,005)	20,517
Income tax expense (benefit)	6,498	(4,220)	(35,793)	10,878
Net income (loss)	$4,186	$(4,567)	$(59,212)	$9,639

Basic net income (loss) per share	$0.06	$(0.07)	$(0.91)	$0.14
Diluted net income (loss) per share	$0.06	$(0.07)	$(0.91)	$0.13

Shares used in computing net income (loss) per share:
Basic	65,628	67,606	65,398	69,164
Diluted	71,748	67,606	65,398	72,190

VIROPHARMA INCORPORATED

Selected Financial Information

Reconciliation of GAAP Net Income (Loss) to Adjusted Non-GAAP Net Income

An itemized reconciliation between net income (loss) and adjusted net income on a non-GAAP basis is as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2013	2012	2013	2012
	(unaudited)		(unaudited)

GAAP net income (loss)	$4,186	$(4,567)	$(59,212)	$9,639
Adjustments:
Non-cash interest expense	2,496	2,325	7,385	6,882
Amortization	7,689	8,830	24,271	26,444
Share-based compensation	6,629	5,751	18,912	16,111
Option amortization	1,378	1,084	3,547	2,740
Contingent consideration	1,506	1,748	1,548	3,594
Impairment loss	—	—	104,245	—
Tax effect of the above	(7,682)	(7,698)	(62,364)	(21,751)
Non-GAAP adjusted net income	$16,202	$7,473	$38,332	$43,659

Computation of Non-GAAP Adjusted Diluted Net Income per Share

Non-GAAP adjusted net income	$16,202	$7,473	$38,332	$43,659
Add interest expense on senior convertible notes, net of income tax	625	625	1,875	1,875
Non-GAAP adjusted diluted net income	$16,827	$8,098	$40,207	$45,534

Shares used in computing GAAP diluted net income (loss) per share	71,748	67,606	65,398	72,190
Shares used in computing Non-GAAP adjusted diluted net income per share	82,611	81,429	80,527	83,054

GAAP diluted net income (loss) per share	$0.06	$(0.07)	$(0.91)	$0.13
Non-GAAP adjusted diluted net income per share	$0.20	$0.10	$0.50	$0.55

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income (loss):

1.  Non-cash interest expense: Non-GAAP adjusted net income excludes non-cash interest expense on our convertible notes.  We believe that excluding the non-cash portion of our interest expense allows management and investors an alternative view of our financial results “as if” our net income reflected only the cash portion of our interest expense.

2.  Purchase accounting and product acquisition related adjustments:  Non-GAAP adjusted net income excludes certain items related to our acquisitions. The excluded items may include among other adjustments; charges related to amortization of intangible assets arising from acquisitions and changes in the fair value of future contingent consideration or significant transaction costs.

3.  Share-based compensation expense: Non-GAAP adjusted net income excludes the impact of our non-cash share-based compensation expense. We believe that excluding the impact of expensing share-based compensation better reflects the recurring economic characteristics of our business.

Non-GAAP net income may exclude unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. For purposes of determining non-GAAP net income, items such as asset impairment or upfront fees or milestone payments under license agreements, may be excluded, among others, which will be evaluated on an individual basis.

VIROPHARMA INCORPORATED

Selected Financial Information

Selected Consolidated Balance Sheet Data	September 30,	December 31,
(in thousands)	2013	2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$205,586	$175,518
Short-term investments	69,608	71,338
Inventory	100,121	64,384
Total current assets	494,633	453,418
Intangible assets, net	489,584	617,539
Goodwill	96,798	96,759
Total assets	1,136,203	1,219,952

Liabilities and Stockholders’ Equity
Total current liabilities	$91,787	$114,028
Deferred tax liabilities	115,901	167,484
Long-term debt	168,467	161,793
Total liabilities	408,294	462,913
Total stockholders’ equity	727,909	757,039
Total liabilities and stockholders’ equity	1,136,203	1,219,952

	Nine months ended
Seleted Statement of Cash Flow Data:	September 30,	September 30,
(in thousands)	2013	2012
	(unaudited)

Net cash provided by operating activities	$18,370	$74,800
Net cash used in by investing activities	(437)	(63,337)
Net cash provided by (used in) financing activities	11,286	(137,304)